Exhibit 99.1
SIFCO Industries, Inc. ("SIFCO") Announces
Fourth Quarter and Full Year Fiscal 2025
Financial Results
Cleveland - SIFCO Industries, Inc. (NYSE American: SIF) today announced financial results for its fourth quarter and fiscal 2025, which ended September 30, 2025.
Fourth Quarter and Fiscal 2025 Highlights
Results for the Fourth Quarter
•Net sales in the fourth quarter of fiscal 2025 increased 5% to $22.8 million, compared with $21.7 million for the same period in fiscal 2024.
•Net loss from continuing operations for the fourth quarter of fiscal 2025 was $0.5 million, or $(0.08) per diluted share, compared with net loss from continuing operations of $1.4 million, or $(0.24) per diluted share, in the fourth quarter of fiscal 2024. Net income from discontinued operations for the fourth quarter of fiscal 2025 was $0.1 million, or $0.01 per diluted share, compared with net income from discontinued operations of $1.0 million, or $0.16 per diluted share, in the fourth quarter of fiscal 2024.
•EBITDA was $1.1 million in the fourth quarter of fiscal 2025, compared with $0.8 million in the fourth quarter of fiscal 2024.
•Adjusted EBITDA in the fourth quarter of fiscal 2025 was $1.8 million, compared with Adjusted EBITDA of $0.8 million in the fourth quarter of fiscal 2024.
Results for Fiscal Year 2025
•Net sales in fiscal 2025 increased 6% to $84.8 million, compared with $79.6 million in fiscal 2024.
•Net loss from continuing operations in fiscal 2025 was $0.9 million, or $(0.15) per diluted share, compared with a net loss from continuing operations of $8.6 million, or $(1.44) per diluted share, in fiscal 2024. Net income from discontinued operations in fiscal 2025 was $0.2 million, or $0.03 per diluted share, compared with net income from discontinued operations of $3.2 million, or $0.54 per diluted share, in fiscal 2024.
•EBITDA was $6.0 million in fiscal 2025, compared with EBITDA of $(0.7) million in fiscal 2024.
•Adjusted EBITDA in fiscal 2025 was $5.7 million, compared with Adjusted EBITDA of $0.8 million in fiscal 2024.
Other Highlights
The Company informed shareholders that it has sought to capitalize on market opportunities while continuing to improve margins through cost reduction and selective price increases. To highlight the point CEO George Scherff stated “We continued to increase sales in both the fourth quarter and the full year of 2025. Strong demand in both the military and commercial space and aircraft markets contributed to financial improvement during the fiscal year. Looking ahead, we are encouraged by the demand for our forging solutions. Our customer backlog stands at $119.2 million at the end of fiscal year 2025. We are focused on increased production to support our customers needs for the upcoming year and beyond.”
Use of Non-GAAP Financial Measures
The Company uses certain non-GAAP measures in this release. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are intended to serve as supplements to results provided in accordance with accounting principles generally accepted in the United States. SIFCO Industries, Inc. believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.
Forward-Looking Language
Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, concerns with or threats of, or the consequences of, pandemics, contagious diseases or health epidemics, competition and other uncertainties the Company, its customers, and the industry in which they operate have experienced and continue to experience, detailed from time to time in the Company’s Securities and Exchange Commission filings. For a discussion of such risk factors and uncertainties, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 and other reports filed by the Company with the Securities & Exchange Commission.
The Company’s Form 10-K for the year ended September 30, 2025 and other reports filed with the Securities & Exchange Commission can be accessed through the Company’s website: www.sifco.com, or on the Securities and Exchange Commission’s website: www.sec.gov.
SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Fiscal Year Ended September 30,
(Amounts in thousands, except per share data)

	Years Ended September 30,
	2025	2024
Net sales	$84,815	$79,633
Cost of goods sold	74,230	73,651
Gross profit	10,585	5,982
Selling, general and administrative expenses	10,395	11,128
Loss on disposal of operating assets	10	4
Operating income (loss)	180	(5,150)
Interest expense, net	1,686	3,080
Gain on forgiven loan	(220)	—
Foreign currency exchange loss (gain), net	3	(3)
Other (income) expense, net	(541)	362
Loss from continuing operations before income tax expense	(748)	(8,589)
Income tax expense	185	37
Loss from continuing operations	(933)	(8,626)
Income from discontinued operations, net of tax	204	3,243
Net loss	$(729)	$(5,383)

Basic earnings (loss) per share:
Basic loss per share from continuing operations	$(0.15)	$(1.44)
Basic earnings per share from discontinued operations	0.03	0.54
Basic loss per share	$(0.12)	$(0.90)
Diluted earnings (loss) per share:
Diluted loss per share from continuing operations	$(0.15)	$(1.44)
Diluted earnings per share from discontinued operations	0.03	0.54
Diluted loss per share	$(0.12)	$(0.90)

Weighted-average number of common shares (basic)	6,055	5,996
Weighted-average number of common shares (diluted)	6,055	5,996

Quarter Ended September 30,
(Amounts in thousands, except per share data)

	Three Months Ended September 30,
	2025	2024
Net sales	$22,810	$21,658
Gross profit	2,192	2,321

Loss from continuing operations	$(491)	$(1,407)
Income from discontinued operations, net of tax	62	964
Net loss	$(429)	$(443)

Basic earnings (loss) per share:
Basic loss per share from continuing operations	$(0.08)	$(0.24)
Basic earnings per share from discontinued operations	0.01	0.16
Basic loss per share	$(0.07)	$(0.08)
Diluted earnings (loss) per share:
Diluted loss per share from continuing operations	$(0.08)	$(0.24)
Diluted earnings per share from discontinued operations	0.01	0.16
Diluted loss per share	$(0.07)	$(0.08)
Non-GAAP Financial Measures
Presented below is certain financial information based on the Company’s EBITDA and Adjusted EBITDA. References to “EBITDA” mean earnings (losses) from continuing operations before interest, taxes, depreciation and amortization, and references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA.
Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). The Company presents EBITDA and Adjusted EBITDA because management believes that they are useful indicators for evaluating operating performance, including the Company’s ability to incur and service debt and it uses EBITDA to evaluate prospective acquisitions. Although the Company uses EBITDA and Adjusted EBITDA for the reasons noted above, the use of these non-GAAP financial measures as analytical tools has limitations. Therefore, reviewers of the Company’s financial information should not consider them in isolation, or as a substitute for analysis of the Company’s results of operations as reported in accordance with GAAP. Some of these limitations include:
•Neither EBITDA nor Adjusted EBITDA reflects the interest expense or the cash requirements necessary to service interest payments on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects any cash requirements for such replacements;
•The omission of the amortization expense associated with the Company’s intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA; and
•Neither EBITDA nor Adjusted EBITDA includes the payment of taxes, which is a necessary element of operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its businesses. Management compensates for these limitations by not viewing EBITDA or Adjusted EBITDA in isolation and specifically by using other GAAP measures, such as net income (loss), net sales, and operating income (loss), to measure operating performance. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net loss or cash flow from operations determined in accordance with GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA:

(Dollars in thousands)	Three Months Ended September 30,		Years Ended September 30,
	2025	2024	2025	2024
Net loss	$(429)	$(443)	$(729)	$(5,383)
Less: Income from discontinued operations, net of tax	62	964	204	3,243
Loss from continuing operations	(491)	(1,407)	(933)	(8,626)
Adjustments:
Depreciation and amortization expense	1,109	1,178	5,020	4,784
Interest expense, net	397	1,015	1,686	3,080
Income tax expense	66	497	185	37
EBITDA	1,081	1,283	5,958	(725)
Adjustments:
Foreign currency exchange (gain) loss, net (1)	(1)	(3)	3	(3)
Other (income) expense, net (2)	(138)	50	(541)	302
Loss on disposal of assets (3)	10	—	10	4
Gain on forgiven loan (4)	(220)	—	(220)	—
Non-recurring severance expense (5)	—	—	(19)	435
Equity compensation expense (5)	38	7	173	250
Pension settlement/curtailment benefit (6)	—	—	—	60
Transaction-related expenses adjustments (7)	—	—	(16)	—
LIFO impact (8)	1,007	36	401	862
IT incident expense (benefit), net (9)	—	10	—	(594)
Strategic alternative expense (10)	—	(126)	—	237
Adjusted EBITDA	$1,777	$1,257	$5,749	$828
(1)Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.
(2)Represents miscellaneous non-operating income or expense, such as pension costs $0.2 million or other income from ERC of $0.7 million.
(3)Represents the difference between the proceeds from the sale of operating equipment and the carrying value shown on the Company’s books.
(4)Represents the gain on City of Cleveland loan forgiveness.
(5)Represents the equity-based compensation expense recognized by the Company under the 2016 Plan due to granting of awards, awards not vesting and/or forfeitures and executive severance.
(6)Represents expense incurred by its defined benefit pension plans related to settlement of pension obligations.
(7)Represents credits related to transaction-related legal fees incurred primarily in connection with the unsuccessful attempt in which the Company was the acquisition target.
(8)Represents the change in the reserve for inventories for which cost is determined using the last-in, first-out (“LIFO”) method.
(9)Represents incremental information technology costs (and credits) as it relates to the cybersecurity incident and loss on insurance recovery.
(10)Represents expense related to evaluation of strategic alternatives.
Reference to the above activities can be found in the consolidated financial statements included in Item 8 of the Annual Report on Form 10-K.

Contacts
SIFCO Industries, Inc.
Jennifer Wilson, 216-881-8600
www.sifco.com